Exhibit 99.1

Investor Relations Contact: Brian Tanner, Hawaiian Telcom (808) 546-3442	Media Relations Contact: Dan Smith, Hawaiian Telcom (808) 546-3124

For Immediate Release

Hawaiian Telcom Names Industry Veteran to Board of Directors

HONOLULU (Nov. 29, 2006) – Hawaiian Telcom today announced that Stephen C. Gray, Executive Chairman of SecurityCoverage, has been elected to Hawaiian Telcom’s board of directors.  Gray also serves on the board of directors for Insight Communications, Inc.

“Stephen Gray brings a tremendous amount of industry insight and experience to Hawaiian Telcom, and we look forward to strong contributions from him as an independent member of our board,” said Michael Ruley, Hawaiian Telcom’s CEO.  “His deep telecommunications experience should prove especially valuable as we continue to address the full range of customer needs in our market.”

“I have been impressed by Hawaiian Telcom’s many activities to deploy advanced communications capabilities throughout the islands,” Gray said.  “I’m looking forward to helping the company reach its full potential to serve customers and to position Hawaii for success in a networked global economy.”

Gray became Executive Chairman of SecurityCoverage in 2005.  The privately owned company is based in Cedar Rapids, Iowa, and provides fully automated computer security services for homes and small businesses.

In 1992, Gray became one of the original founders of McLeodUSA, which provides facilities-based integrated voice and data services in more than 490 US cities.  Initially serving as chief operating officer and member of the board, Gray was named president of McLeodUSA in April 2002 and served in that capacity until his retirement in December 2004.  Gray oversaw McLeodUSA’s primary business units consisting of its CLEC (competitive local exchange carrier), ILEC (incumbent local exchange carrier), Directory Publishing and Cable/Telephony divisions.  He also led development of the company’s overall strategy and its merger/acquisition efforts.

Earlier in his career, Gray served as Vice President of Business Services at MCI, and he was Senior Vice President of National Accounts and Carrier Services for Telecom USA, where his responsibilities included marketing, customer service and sales support.  He earned a Bachelor of Business Administration degree from the University of Tennessee.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, wireless services, and print directory and Internet directory services.

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